Exhibit 24(b)(8.112)
SECOND AMENDMENT TO

THE PARTICIPATION AGREEMENT

Reference is made to the Participation Agreement dated September 15, 2000 (together with all amendments thereof and supplements and exhibits thereto, the “Agreement”) by and among ING Life
Insurance and Annuity company (formerly Aetna Life Insurance and Annuity Company) (“Service
Provider”), MFS Fund Distributors, Inc. (“MFD”) and MFS Service Center, Inc. (“MFSC”). Terms not
otherwise defined herein have the definitions ascribed to them in the Agreement. Except as expressly amended hereby, the Agreement shall continue in full force and effect and unamended. This
Amendment to the Agreement (the “Amendment”) shall take effect as of June 1, 2008.

Service Provider provides, either directly or in conjunction with a recordkeeper or other service provider(s) appointed by one or more qualified employee benefit plans (each, a “Plan”), administrative services including, but not limited to, plan administration, recordkeeping, reporting and communication/educational services (the “Administrative Services”), as described in the attached
Schedule A, to the Plans and to Plan participants which invest in Class A and Class R1, R2, R3 and R4 shares of the Funds ( “Class R Shares”). Administrative Services for each Plan include processing and transfer arrangements for the investment and reinvestment of Plan assets in investment media specified by an investment adviser, trustee, sponsor or administrative committee of the Plan (a “Plan
Representative”), generally upon the direction of Plan beneficiaries (the “Participants”). The
Administrative Services are provided by Service Provider under service agreements with various Plans.

Terms not otherwise defined herein have the definitions ascribed to them in the Agreement.
Except as expressly amended hereby, the Agreement shall continue in full force and effect and unamended. This Second Amendment to the Agreement (the “Amendment”) shall take effect as of
June 1, 2008.

1.	Notice. Article XI of the Agreement is deleted and replaced with the following

Each notice required by the Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service to the other party at the following address or such other address as each party may give notice to the other:

If to Service Provider:

ING Life Insurance and Annuity Company
One Orange Way
Windsor, CT 06095-4774
Attn: Lisa S. Gilarde

If to MFD:

MFS Fund Distributors, Inc.
500 Boylston Street
Boston, MA 02116
Attention: President

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with a copy to:

Massachusetts Financial Services Company
500 Boylston Street
Boston, MA 02116
Attention: General Counsel

If to MFSC:

MFS Service Center, Inc.
500 Boylston Street
Boston, MA 02116
Attention: President

with a copy to:

Massachusetts Financial Services Company
500 Boylston Street
Boston, MA 02116
Attention: General Counsel

A notice given pursuant to this Article XI shall be deemed given immediately when delivered personally, three days after the date of certified mailing, or one day after delivery by courier service.

2.	Controls and Procedures

	(a)	Service Provider has implemented controls and procedures that are reasonably designed to ensure compliance with applicable laws and regulations, as well as the terms of the Agreement.
Without limiting the foregoing, these controls are reasonably designed to ensure, and MFS may request certification on an annual basis with respect to, each of the following:

		i)	Orders for Fund shares received by the Service Provider for each Fund comply with the Fund’s restrictions with respect to purchases, transfers, redemptions and exchanges as set forth in the Fund’s prospectus and statement of additional information, subject to Services Provider’s excessive trading policy as specified in paragraph 4 of this
Amendment;

		ii)	Orders for Fund shares received by the Service Provider prior to the Fund’s pricing time set forth in its prospectus (i.e., the close of the New York Stock Exchange –
normally 4:00 p.m. Eastern time) are segregated from those received by the Service
Provider at or after such time, and are properly transmitted to the Funds (or their agents)
for execution at the current day’s net asset value (“NAV”); and orders received by the
Service Provider at or after such time are properly transmitted to the Funds (or their agents) for execution at the next day’s NAV;

		iii)	Market timing and late trading in Fund shares by holders of shares of Accounts and/or Account shareholders, as applicable, is identified and prevented, subject to

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Services Provider’s excessive trading policy as specified in paragraph 4 of this
Amendment;

		iv)	Compliance with applicable state securities laws, including without limitation
“blue sky” laws and related rules and regulations;

		v)	Compliance with all applicable federal, state and foreign laws, rules and regulations regarding the detection and prevention of money laundering activity;

		vi)	Effective business continuity and disaster recovery systems with respect to the
Services;

		vii)	Any other party to whom the Service Provider assigns or delegates any of the
Services is responsible for, and has controls and procedures that are reasonably designed to ensure, each of the above.

	(b)	Service Provider will, if requested by MFD or any Fund, periodically provide MFS or the
Fund with a completed due diligence questionnaire addressing Service Provider’s control structure and its performance of the Services.

3.	Schedule A and B. Schedules A and B of the Agreement are deleted and replaced in their entirety with the Schedule A and B attached hereto.

4.	Restrictions on Excessive Trading. Exhibit I of the First Amendment to the Agreement is
deleted and replaced in its entirety with Exhibit I attached hereto, containing Service Provider’s current excessive trading policy, which became effective and operational on October 16, 2007.

IN WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized officers as of the date first set forth above.

ING LIFE INSURANCE AND ANNUITY
COMPANY

By:	s/ Lisa S. Gilarde
Name: Lisa S. Gilarde
Title: Vice President

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MFS FUND DISTRIBUTORS, INC.

By:	/s/ James A. Jessee
Name: James A. Jessee
Title: President

MFS SERVICE CENTER, INC.

By:	/s/ Maureen Leary Jago
Name: Maureen Leary Jago
Title: President

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SCHEDULE A

The Services

Service Provider shall perform, either directly or in conjunction with other Plan appointed service providers, the following services, all in accordance with the terms of this Agreement:

1.	Maintain separate records for each Plan, which records shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances.

2.	Disburse or credit to the Plans, and maintain records of, all proceeds of redemptions of shares and all other distributions not reinvested in Shares.

3.	Prepare, and transmit to the Plans or the Plan Representatives, periodic account statements showing the total number of Shares owned by each Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan during the statement period (whether paid in cash or reinvested in Shares).

4.	Transmit to the transfer agent of each Fund purchase orders and redemption requests placed by the Plans in accordance with the procedures set forth in this Agreement.

5.	Transmit to MFS or the Funds or any of the agents designated by any of them such periodic reports, if any, as MFS or any Fund shall reasonably conclude is necessary to enable MFS, its affiliates or such Fund to comply with federal or state Blue Sky requirements.

6.	Transmit to the Plans or Plan Representatives the Funds’ confirmations of purchase orders and redemption requests placed by the Plans.

7.	Maintain all account balance information for the Plans and daily and monthly purchase summaries expressed in Shares and dollar amounts.

8.	Settle purchase order and redemption requests placed by Service Provider on behalf of the Plans in accordance with the terms of each Fund's prospectus.

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SCHEDULE B

Separate Accounts and Funds subject to the Agreement

The Service Provider represents that it has established Variable Annuity Accounts B, C, F, and I and
Separate Account D.
The Fees

The Fees payable for each Account shall be calculated and paid on a quarterly basis, in an amount equal to the average net asset value of Shares of the Funds held by such Account during the quarter, multiplied by the applicable per annum rate indicated below, multiplied by a fraction, the numerator of which is the number of days in the quarter and the denominator of which is 365.

The Additional Fees will be due and payable only with respect to the Accounts which are identified in advance in writing by the Service Provider or which are easily identifiable on MFS’ systems as being the Service Provider's accounts. The Service Provider will be solely responsible for informing MFS in advance in writing of any changes to its trading methodologies that would affect the Accounts.

FOR CLASS A SHARES
Fund Name	Service Fee
Massachusetts Investors Growth Stock Fund	___%
Massachusetts Investors Trust	___%
MFS® Bond Fund	___%
MFS® Core Equity Fund	___%
MFS® Emerging Markets Equity Fund	___%
MFS® Growth Fund	___%
MFS® Global Equity Fund	___%
MFS® High Income Fund	___%
MFS® Research Fund	___%
MFS® Total Return Fund	___%
MFS® Utilities Fund	___%
MFS® Value Fund	___%

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FOR CLASS I SHARES

The Service Provider shall not be entitled to receive any Fees for the Class I Shares.

FOR CLASS R SHARES

The Fee schedule for assets invested in Class R1, R2, R3 and R4 Shares shall be calculated and paid in accordance with each Fund’s prospectus, as amended from time to time. In addition, the Service
Provider shall be entitled to receive the Additional Fee specified in the table below. The Service
Provider shall be entitled to receive Fees for the Class R Shares only to the extent such Fees are received by MFS from the Funds.

The Fee schedule for Class R Shares as of the date of this Amendment is as follows:

	R1	R2*	R3	R4
12B-1 Fee	___%	___%	___%	___%
Additional Fee	___%	___%	___%	___%
Total Fee	___%	___%	___%	___%
*MFS Limited Maturity Fund R2 12b1-Fee is ___%

Service Provider acknowledges and agrees that if it fails to notify MFS in writing within 90 days after the end of the calendar quarter that it either has not received a payment owed to it under this Agreement or if it disputes the calculation of the amount paid for such quarter, then Service Provider waives any and all rights to receive such payment from MFS.

[Remainder of Page Intentionally Blank]

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EXHIBIT I

ING Excessive Trading Policy (the “Policy”) as of October 16, 2007

The ING family of insurance companies (“ING”), as providers of multi-fund variable insurance and retirement products, has adopted this Excessive Trading Policy to respond to the demands of the various fund families which make their funds available through our variable insurance and retirement products to restrict excessive fund trading activity and to ensure compliance with Section 22c-2 of the Investment
Company Act of 1940, as amended. ING’s current definition of Excessive Trading and our policy with respect to such trading activity is outlined below.

1.	ING actively monitors fund transfer and reallocation activity within its variable insurance and retirement products to identify Excessive Trading.

ING currently defines Excessive Trading as:
	a.	More than one purchase and sale of the same fund (including money market funds) within a
60 calendar day period (hereinafter, a purchase and sale of the same fund is referred to as a
“round-trip”). This means two or more round-trips involving the same fund within a 60 calendar day period would meet ING’s definition of Excessive Trading; or
	b.	Six round-trips within a twelve month period.

The following transactions are excluded when determining whether trading activity is excessive:
	a.	Purchases or sales of shares related to non-fund transfers (for example, new purchase payments, withdrawals and loans);
	b.	Transfers associated with scheduled dollar cost averaging, scheduled rebalancing or scheduled asset allocation programs;
	c.	Purchases and sales of fund shares in the amount of $5,000 or less;
	d.	Purchases and sales of funds that affirmatively permit short-term trading in their fund shares, and movement between such funds and a money market fund; and
	e.	Transactions initiated by a member of the ING family of insurance companies.

2.	If ING determines that an individual has made a purchase of a fund within 60 days of a prior round-
trip involving the same fund, ING will send them a letter warning that another sale of that same fund within 60 days of the beginning of the prior round-trip will be deemed to be Excessive Trading and result in a six month suspension of their ability to initiate fund transfers or reallocations through the
Internet, facsimile, Voice Response Unit (VRU), telephone calls to the ING Customer Service
Center, or other electronic trading medium that ING may make available from time to time
(“Electronic Trading Privileges”). Likewise, if ING determines that an individual has made five round-trips within a twelve month period, ING will send them a letter warning that another purchase and sale of that same fund within twelve months of the initial purchase in the first round-trip in the prior twelve month period will be deemed to be Excessive Trading and result in a six month suspension of their Electronic Trading Privileges. According to the needs of the various business units, a copy of the warning letters may also be sent, as applicable, to the person(s) or entity authorized to initiate fund transfers or reallocations, the agent/registered representative or investment adviser for that individual. A copy of the warning letters and details of the individual’s trading activity may also be sent to the fund whose shares were involved in the trading activity.

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3.	If ING determines that an individual has used one or more of its products to engage in
Excessive Trading, ING will send a second letter to the individual. This letter will state that the individual’s Electronic Trading Privileges have been suspended for a period of six months. Consequently, all fund transfers or reallocations, not just those which involve the fund whose shares were involved in the Excessive Trading activity, will then have to be initiated by providing written instructions to ING via regular U.S. mail. During the six month suspension period, electronic “inquiry only” privileges will be permitted where and when possible. A copy of the letter restricting future transfer and reallocation activity to regular
U.S. mail and details of the individual’s trading activity may also be sent to the fund whose shares were involved in the Excessive Trading activity.

4.	Following the six month suspension period during which no additional Excessive Trading is identified, Electronic Trading Privileges may again be restored. ING will continue to monitor the fund transfer and reallocation activity, and any future Excessive Trading will result in an indefinite suspension of the Electronic Trading Privileges. Excessive Trading
activity during the six month suspension period will also result in an indefinite suspension of the Electronic Trading Privileges.

5.	ING reserves the right to limit fund trading or reallocation privileges with respect to any individual, with or without prior notice, if ING determines that the individual’s trading activity is disruptive, regardless of whether the individual’s trading activity falls within the definition of Excessive Trading set forth above. Also, ING’s failure to send or an individual’s failure to receive any warning letter or other notice contemplated under this
Policy will not prevent ING from suspending that individual’s Electronic Trading Privileges or taking any other action provided for in this Policy.

6.	Each fund available through ING’s variable insurance and retirement products, either by prospectus or stated policy, has adopted or may adopt its own excessive/frequent trading policy. ING reserves the right, without prior notice, to implement restrictions and/or block future purchases of a fund by an individual who the fund has identified as violating its excessive/frequent trading policy. All such restrictions and/or blocking of future fund purchases will be done in accordance with the directions ING receives from the fund.